EXHIBIT 10.1

364-DAY BRIDGE TERM LOAN AGREEMENT

dated as of

March 16, 2012

among

KELLOGG COMPANY,

as Borrower

The Lenders Party Hereto

and

BARCLAYS BANK PLC,

as Administrative Agent

JPMORGAN CHASE Bank N.A.,

as Syndication Agent

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

and

WELLS FARGO BANK, N.A.,

as Documentation Agents

BARCLAYS CAPITAL,

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES

Schedule 1.01	—	Applicable Rate
Schedule 2.01	—	Commitments
Schedule 2.18	—	Payment Accounts
Schedule 3.02	—	Significant Subsidiaries
Schedule 3.07	—	Litigation
Schedule 3.08	—	Taxes
Schedule 3.10	—	ERISA
Schedule 3.11	—	Environmental Matters
Schedule 6.01	—	Outstanding Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.03	—	Sale-Leaseback Transactions

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Solvency Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Note
Exhibit F	—	Form of Prepayment Notice

This 364-DAY BRIDGE TERM LOAN AGREEMENT (this “Agreement”), dated as of March 16, 2012, among KELLOGG COMPANY, a Delaware corporation, the LENDERS party hereto, BARCLAYS BANK PLC, as Administrative Agent, JPMorgan Chase Bank N.A., as Syndication Agent, and Coöperatieve Centrale Reiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and Wells Fargo Bank, National Association, as Documentation Agents.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit to enable it to borrow on the Closing Date a principal amount not in excess of $1,000,000,000. The proceeds of such borrowings are to be used to fund, in part, the Acquisition and to pay Transaction Costs. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower of the Snacks Business from the Seller pursuant to the Transaction Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Barclays through which Barclays shall perform any of its obligations in such capacity and as permitted hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the date hereof, the Aggregate Commitment is $1,000,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Loans (or, prior to the making of Loans hereunder, the Aggregate Commitment) represented by such Lender’s Loan (or, as applicable Commitment); provided, that in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall be calculated disregarding any Defaulting Lender’s Loan or Commitment in accordance with Section 2.23.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth under the caption “Eurocurrency Spread”, “Alternate Base Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt determined in accordance with the grid attached hereto as Schedule 1.01.

For the purposes of this definition, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 3; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one level below that of the higher of the two ratings and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the

Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Arranger” means Barclays Capital, the investment banking division of Barclays.

“Asset Sale” means a sale, transfer or other disposition, in each case, on or after the date hereof and outside the ordinary course of business, to any Person (other than the Borrower or any Subsidiary), in one transaction or a series of related transactions in excess of $100,000,000 for any individual transaction or $250,000,000 in the aggregate (and to the extent not reinvested or committed pursuant to a binding agreement to be reinvested into assets useful to the business of the Borrower or any Subsidiary within 180 days after the receipt of Net Cash Proceeds thereof (provided, that in each such case, the Borrower provides prior written notice to the Administrative Agent of any such reinvestment election and the aggregate amount of such Net Cash Proceeds to be so reinvested)), of all or any part of Borrower’s or any Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any Subsidiary owned by Borrower or such Subsidiary (but excluding any issuance by Borrower or any Subsidiary, as applicable, of any of its Equity Interests to any Person) and the receipt of any property insurance as a result of any loss, damage or destruction of any of its assets or from the condemnation of any assets, other than (i) inventory and other assets sold, leased (including sub-leases) or licensed out in the ordinary course of business (excluding any such sales, leases or licenses pursuant to or in contemplation of the discontinuation of any operation or division), (ii) the sale or other disposition of cash or cash equivalents and (iii) the sale, exchange or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction, compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights or amounts related to contingent rents (such as those based on sales)) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination. Any determination of any rate implicit in the terms of the lease included in such Sale-Leaseback Transaction made in accordance with generally accepted financial practices by the Borrower shall absent manifest error be binding and conclusive.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Kellogg Company, a Delaware corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more in voting power of the outstanding Voting Stock of the Borrower or (b) members of the Board of Directors of the Borrower on the date hereof plus any additional members of such Board whose nomination for election to such Board is recommended or approved by a majority of the then current members of such Board shall at any time fail to constitute a majority of such Board.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, policies or directives thereunder or issued or promulgated in connection therewith and only to the extent actually implemented and (y) all requests, rules, guidelines or directives issued or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and only to the extent actually implemented, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Closing Date” means the date on which the Loans are made pursuant to Section 2.01 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans on the Closing Date pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” has the meaning assigned to it in Section 2.09(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense (including, without duplication, foreign withholding taxes and any state single business unitary or other similar taxes) for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges for such period, (v) fees and expenses incurred in connection with (A) the Transactions (as defined in the Existing Credit Agreement as in effect on the Effective Date) and (B) to the extent permitted under the Existing Credit Agreement, the Transactions (as defined herein), (vi) fees and expenses in an aggregate amount for any fiscal year not in excess of $20,000,000 incurred in connection with the issuance of any Indebtedness or equity, acquisitions, investments or asset sales or divestitures permitted hereunder and (vii) any (A) cash charges in an aggregate amount for any fiscal year not in excess of $50,000,000 or (B) any noncash charges, in each case arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of any entities or businesses of the Borrower or any of the Subsidiaries, determined without giving effect to any extraordinary gains or losses for such period to the extent included in determining Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (b) any amounts paid during such period in respect of interest or other financing costs of the Borrower or any Subsidiary that have been or are required to be capitalized and are not included in consolidated interest expense for such period in accordance with GAAP; provided that there shall be excluded from Consolidated Interest Expense (i) any fees paid to the Administrative Agent and (ii) any payments made to obtain any interest rate hedging agreements; and provided further, solely for purposes of determining compliance with Section 6.06, in the event the Borrower or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Indebtedness related to such acquisition or disposition as if such incurrence or repayment of Indebtedness had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares or other third parties holding nominal amounts of shares, as required by or in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period, and (b) solely for purposes of determining compliance with Section 6.06, in the event the Borrower or any Subsidiary acquired or disposed of any Person or line of business during the relevant period, Consolidated Net Income will be determined giving pro forma effect to such acquisition or disposition as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission.

“Consolidated Net Sales” means, for any period, the net sales of the Borrower and the Subsidiaries for such period, as reported as a line item in the Borrower’s income statements filed as part of the Borrower’s reports to the SEC on Forms 10-K and 10-Q.

“Consolidated Total Assets” means the total assets of the Borrower and the Subsidiaries determined in accordance with GAAP; provided that for purposes of determining compliance with Sections 6.01, 6.02 and 6.03, in the event the Borrower or any Subsidiary acquires any Person or line of business after the fiscal quarter end referred to in such Section, “Consolidated Total Assets” as of such fiscal quarter end shall be deemed to include the assets of such Person or line of business from and after the date of such acquisition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent or any other Lender.

“Debt Issuance” means the incurrence of Indebtedness for borrowed money (including the sale or issuance of debt securities), in each case, by the Borrower or any Subsidiary, other than Excluded Debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including occupational safety and health standards), and protection of the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including ambient air, surface or ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the cleanup or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interest of the Borrower or any Subsidiary to any Person other than (i) to the Borrower or any Subsidiary (as applicable), (ii) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards or (iii) pursuant to dividend reinvestment programs.

“ERISA” has the meaning assigned to such term in Section 3.10.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Debt” means (i) intercompany Indebtedness among the Borrower and/or any Subsidiary, (ii) foreign credit lines in effect on the Effective Date, (iii) Indebtedness in the form of securities to be issued by one or more foreign Subsidiaries denominated in one or more foreign currencies in an aggregate principal amount up to the US Dollar Equivalent of $400,000,000, (iv) credit extensions under the Existing Credit Agreement up to the existing commitments of $2,000,000,000 on the Effective Date, (v) issuances by the Borrower or any Subsidiary under short-term commercial paper programs, (vi) any trade or customer finance-related financing in the ordinary course of business, (vii) refinancings (not in excess or the principal amount thereof plus interest, premium and other related costs) of (A) the Borrower’s $750,000,000 5.125% notes due December 3, 2012 and its $750,000,000 4.25% notes due March 6, 2013, and (B) Indebtedness of any foreign Subsidiary existing prior to the Effective Date (with Indebtedness incurred by any foreign Subsidiary), (viii) other Indebtedness in an aggregate principal amount up to $100,000,000 and (ix) the Loans.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income, (b) any branch profits Taxes imposed by any jurisdiction, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Tax imposed by the United States of America resulting from any law that is in effect and would apply to amounts payable by the Borrower to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e) and (e) any U.S. federal withholding Taxes imposed under FATCA, except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17, or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreement” means the credit agreement, dated as of March 4, 2011, among the Borrower, the borrowing subsidiaries party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as amended, amended and restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financed Portion” means, at any time, with respect to a Securitization, the greatest amount of the claims of the parties providing financing (whether through direct purchases of receivables or interests therein or through other financing arrangements), however evidenced, including direct claims on collections of a party providing financing and including debt or equity interests or securities (other than any seller’s interests retained by any wholly owned Subsidiary) of a purchasing vehicle, permitted to be outstanding at such time under such Securitization (assuming the satisfaction of all conditions to issuance) or, if greater, the maximum purchase limit, however denominated, under such Securitization.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“Foreign Lender” means, as to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America or, when reference is made to another jurisdiction, generally accepted accounting principles in effect from time to time in such jurisdiction.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit, (ii) standard contractual indemnities not related to the borrowing of money or Indebtedness, in each case in the ordinary course of business, or (iii) recourse at customary levels in connection with Securitizations accounted for as sales. The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability (assuming such Person is required to perform) in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of any Hedging Agreement of the Borrower or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Borrower or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business.

“Indemnified Liabilities” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum relating to the Borrower prepared in connection with the syndication of the Loans.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in US Dollars (as reflected on the applicable Reuters screen), for a period equal to such Interest Period; provided that if such rate does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars for a period equal to such Interest Period; provided further that if both such rates are unavailable at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the applicable London interbank market at their request at approximately 11:00 a.m. (London time) on the Quotation Date for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Loan Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents in connection therewith, the borrowing of the Loans, the use of the proceeds thereof, and the other transactions contemplated to be effected in connection therewith (other than the Acquisition).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means (a) any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) a material adverse effect on the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Maturity Date” means the date that is 364 days from the Closing Date, and if such date is not a Business Day, then the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc and its successors.

“Net Cash Proceeds” means the proceeds actually received by the Borrower or any Subsidiary in cash or cash equivalents from any Debt Issuance, Equity Issuance or Asset Sale, in each case net, without duplication, of (w) fees and other costs and expenses incurred in connection with such transaction, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, (x) in the case of any Asset Sale, the required repayment of any Indebtedness secured by a Lien on an asset which is the subject of such Asset Sale, (y) the amount of all taxes paid or estimated to be payable by the Borrower or any Subsidiary in connection with such Debt Issuance, Equity Issuance or Asset Sale and (z) in the case of any Asset Sale, the amount of any reserves established by the Borrower or any Subsidiary in accordance with GAAP to fund purchase price adjustments and indemnification and similar contingent liabilities in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Obligations” means (a) the principal of, and premium, if any, on, and interest on, the Loans and commitment fees hereunder (including interest and commitment fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case when and as due, whether at maturity, by acceleration, upon one or more dates set for repayment or otherwise and (b) all other monetary obligations, including other fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(h).

“PBGC” has the meaning assigned to such term in Section 3.10.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.03;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, are in de minimis amounts or are being contested in good faith and by appropriate proceedings with adequate reserves under GAAP being provided therefor;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health insurance and other social security laws or regulations and withholding taxes;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) rights of set-off in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

(h) liens in the nature of trustee’s liens granted pursuant to any indenture securing obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(i) licenses, leases or subleases (other than Capital Leases and other financing leases) granted to third parties (other than to secure Indebtedness) not interfering in any material respect with the business of the Borrower or any Subsidiary;

(j) liens arising in connection with contracts with or made at the request of the United States of America, any State of the United States of America or any department, agency or instrumentality of the foregoing; and

(k) liens arising from deposits with or the giving of any form of security to any Governmental Authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except for deposits specifically referenced in clauses (c), (d) and (k) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, for the Borrower and each Subsidiary at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, trustees, shareholders, directors, officers, employees, agents, representatives, attorneys, advisors and controlling persons of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding Loans (or, prior to making any Loans, more than 50% of the Aggregate Commitment) at such time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement (a) involving no party other than the Borrower and any Wholly Owned Subsidiary or (b) entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“SEC” means the Securities and Exchange Commission or any successor.

“Securities Act” means the United States Securities Act of 1933.

“Securitization” means the transfer or pledge of accounts receivable or interests in accounts receivable (a) to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or securities that are paid principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (b) directly to an investor or other purchaser.

“Seller” means The Proctor and Gamble Company.

“Significant Subsidiary” means (a) any Subsidiary that directly owns or Controls any other Significant Subsidiary, (b) each Subsidiary identified as a Significant Subsidiary on Schedule 3.02, (c) any Subsidiary designated from time to time by the Borrower as a Significant Subsidiary by written notice to the Administrative Agent and (d) any other Subsidiary (i) the consolidated net sales of which were greater than 5% of the Borrower’s Consolidated Net Sales for the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.05(a) or (b) (or, prior to the first delivery of such financial statements, for the period of four fiscal quarters ended January 1, 2012) or (ii) the consolidated assets of which as of the last day of the applicable period referred to in the preceding clause (ii) were greater than 5% of Consolidated Total Assets as of such date. The Borrower will not permit the total consolidated assets or the consolidated net sales of the Significant Subsidiaries (together with the directly owned assets of the Borrower) at the last day of or for any period of four fiscal quarters to represent less than 90% of Consolidated Total Assets or Consolidated Net Sales of the Borrower and the Subsidiaries as of such last day or for such period. For purposes of making the determinations required by this definition, net sales and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Borrower.

“Snacks Business” means, the Seller’s business of sourcing, manufacturing, producing, marketing, selling, distributing and developing (a) snack-related products and services, including potato crisps of various flavors and product line extensions that feature different compositions and flavors, and (b) cracker stick-related products and services.

“SPC” has the meaning set forth in Section 10.04(i).

“Specified Representations” means those representations and warranties set forth in Sections 3.01(a), 3.03, 3.04 and 3.14.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Target Material Adverse Effect” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Snacks Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any conditions in the industry in which the Snacks Business competes in general; (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Snacks Business operates; (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (d) any conditions resulting from natural disasters; (e) compliance by Seller with its covenants in the Transaction Agreement; (f) the failure of the financial or operating performance of the Snacks Business to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (g) any action taken or omitted to be taken at the request of the Borrower (unless any such action taken or omitted to be taken is materially adverse to the interests of the Lenders and has not received the prior written consent of the Arranger); (h) effects or conditions resulting from the announcement of the Transaction Agreement or the transactions contemplated thereby, including any employee departures; (i) any deterioration in the business, financial condition or results of operations of the Snacks Business that occurs subsequent to February 15, 2012 and prior to the Closing Date and does not (A) arise out of any breach of the Transaction Agreement by Seller, (B) arise out of any extraordinary event of a nature described in clauses (c) or (d) (and in which case, such extraordinary event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates), or (C) arise out of a product recall required under applicable law relating to human health and food safety of the products manufactured and/or distributed by, or on behalf of, the Snacks Business or out of a product tampering event that involves tampering with the products manufactured and/or distributed by, or on behalf of, the Snacks Business (and in which case, such recall or product tampering event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates); or (j) changes in laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), (d) or (j), such matter will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the snacks business in the United States and other geographic areas in which the Snacks Business operates.

“Target Representations” means the representations made by the Seller with respect to the Snacks Business in the Transaction Agreement that are material to the interests of the Lenders (to the extent that the breach of such representations would permit the Borrower not to close the Acquisition in accordance with the Transaction Agreement).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Agreement” means the Transaction Agreement, dated as of February 15, 2012, between the Borrower and the Seller (including all attachments thereto) as amended, modified and supplemented from time to time in accordance with the terms hereof.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents in connection therewith, the Acquisition, the borrowing of the Loans, the use of the proceeds thereof, and the other transactions contemplated to be effected connection therewith.

“Transaction Costs” means the total cost of the fees, commissions and expenses related to the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“US Dollars” or “$” refers to lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any foreign currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the currency exchange rate with respect to such foreign currency at the time in effect for such amount under the provisions of such Section.

“US Lender” has the meaning set forth in Section 2.17(e)(ii).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Stock” of any Person means capital stock of any class of classes or other Equity Interests (however designated) having ordinary voting power for the election of directors or the equivalent governing body of such Person, other than stock or other Equity Interests having such power only by reason of happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(l) of ERISA.

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which, other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Borrower or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Borrower.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Each reference herein to the “knowledge” of the Borrower or any Subsidiary shall be deemed to be a reference to the knowledge of any member of senior management of the Borrower or such Subsidiary, any Financial Officer and, in the case of any reference to knowledge of any specific subject matter, the senior manager of the department or office of the Borrower responsible for such matter.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section

5.05(a) or 5.05(b), and to the extent applicable, to the historical earnings and cash flows associated with the assets acquired and any related incurrence of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Exchange Rates. For purposes of any determination under Article V, Article VI (other than Section 6.06) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.06, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Borrower’s annual and quarterly financial statements.

SECTION 1.06. Determinations Made in Good Faith. All determinations hereunder made by any party hereto shall be made in good faith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date in US Dollars in an aggregate principal amount not to exceed the Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled thereon. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be an integral multiple of $5,000,000 and not less than $25,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment, as the case may be. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of 10 Eurocurrency Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by telecopy (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower and signed by the Borrower; provided that a Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent at any time prior to 9:00 a.m., New York City time, on the day of the proposed Borrowing), such revocation to be subject to Section 2.16 in the case of a Borrowing Request for a Eurocurrency Borrowing. Each such telephonic and written Borrowing Request shall specify the following information with respect to each Borrowing in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Type of the requested Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved]

SECTION 2.05. [Reserved]

SECTION 2.06. [Reserved]

SECTION 2.07. Funding of Borrowing. (a) Each Lender shall make each Loan on the Closing Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, by wire transfer of such funds to an account of the Borrower specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate, and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Borrowing, as the case may be. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising the Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by telecopy (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed conversion of an ABR Borrowing into a Eurocurrency Borrowing or continuation of a Eurocurrency Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed conversion of a Eurocurrency Borrowing into an ABR Borrowing. Each such Interest Election

Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate immediately upon the first to occur of the following: (i) the consummation of the Acquisition, (ii) the abandonment or termination of the definitive documentation for the Acquisition, including the Transaction Agreement and (iii) 11:59 p.m., New York City time, on December 31, 2012 (such date, the “Commitment Termination Date”).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Upon receipt by the Borrower or any Subsidiary, on or after the Effective Date but on or prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(e) Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Each reduction of the Commitments pursuant to this Section 2.09 shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal, interest or other amount due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, without premium or penalty (other than payment of any amounts required under Section 2.16).

(b) [Reserved]

(c) Prior to any optional prepayment of Borrowings the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d) The Borrower shall notify the Administrative Agent of any prepayment under paragraph (a) of this Section by submitting to the Administrative Agent a notice of prepayment in the form of Exhibit F (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof, to be prepaid; provided that a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to the Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loans under paragraph (a) of this Section shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of the Loans shall be applied ratably to the Loans included in the Borrowing or Borrowings specified in the notice of prepayment. Prepayments under paragraph (a) of this Section shall be accompanied by accrued interest to the extent required by Section 2.13. Any Loans prepaid pursuant to this Section 2.11(d) may not be reborrowed.

(e) Upon receipt by the Borrower or any Subsidiary, on or after the funding of the Loans on the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Borrower shall promptly notify the Administrative Agent thereof and within five Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment. Any prepayment of a Eurocurrency Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.16. Each such prepayment shall be applied ratably to the outstanding Loans of the Lenders. Any Loans prepaid pursuant to this Section 2.11(e) may not be reborrowed.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the relevant Commitment Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitments of such Lender during the period from and including the Effective Date to but excluding the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee, each in an amount and on the date as set forth below:

(i) 0.50% of the principal amount of the Loan of such Lender outstanding on the date that is 90 days after the Closing Date;

(ii) 1.00% of the principal amount of the Loan of such Lender outstanding on the date that is 180 days after the Closing Date; and

(iii) 1.50% of the principal amount of the Loan of such Lender outstanding on the date that is 270 days after the Closing Date.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable under this Section 2.12 shall be paid on the dates due, in immediately available funds, to the Administrative Agent for its own account or, in the case of commitment fees and duration fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved]

(d) [Reserved]

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment of any Loan (other than a partial repayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid shall be payable on the date of such repayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and any such Eurocurrency Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) with respect to the circumstances described in clause (a) above only, the utilization of the Adjusted LIBO Rate component in determining the Alternative Base Rate shall be suspended; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except to the extent any such reserve requirement is reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, on an after-tax basis for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding such Lender’s capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) [Reserved]

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with supporting documentation or computations, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period, applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in US Dollars of a comparable amount and period from other banks in the eurocurrency market or bill rate market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with supporting documentation or computations, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. For the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing.

SECTION 2.17. Taxes. (a) Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If the Borrower or the Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then the Borrower or the Administrative Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Administrative Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and nature of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as reasonably requested by the Borrower to permit such payments to be made without withholding or at a reduced rate.

(i) Any Foreign Lender that is entitled to an exemption from, or reduction in, U.S. federal withholding Tax shall deliver to the Borrower and the Administrative Agent two (2) completed originals of (A) either United States Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying forms), or any subsequent versions thereof or successors thereto, (B) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” the applicable Form W-8BEN, or any subsequent versions thereof or successors thereto and a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, (3) is not a “controlled foreign corporation” (within the meaning of Section 881(c)(3)(C) of the Code) and (4) is not conducting a trade or business in the United States with which the relevant interest payments are effectively connected, or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Foreign Lender to such exemption, or reduced rate, from United States withholding tax with respect to all payments to be made to such Foreign Lender under this Agreement and the other Loan Documents, in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form pursuant to this Section 2.17(e) that such Lender is not legally able to deliver.

(ii) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “US Lender”) (y) on or prior to the date such US Lender becomes a US Lender hereunder and (z) from time to time if requested by the Borrower, shall provide the Administrative Agent and the Borrower with two original accurate and duly completed United States Internal Revenue Service Forms W-9 certifying as to such Lender’s entitlement to full exemption from United States backup withholding tax, or any successor forms.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times as shall be reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such

Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within 10 Business Days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified on Schedule 2.18 for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day (other than the Maturity Date), the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, consent or waiver that under Section 10.02 requires the consent of all Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts payable pursuant to Section 2.16(d)), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation, payments or additional interest, and (iv) in the case of any assignment and delegation resulting from a Lender becoming a Non-Consenting Lender (A) the Administrative Agent shall have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (B) if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 10.04(b) reflecting such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Non-Consenting Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (b)(ii) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 10.04(b) and (C) the applicable assignee shall be deemed to have consented to the applicable amendment, waiver or consent.

SECTION 2.20. [Reserved]

SECTION 2.21. [Reserved]

SECTION 2.22. [Reserved]

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(b) the outstanding Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Loans of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Loans in accordance with their Applicable Percentages.

No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrower, the Administrative Agent, or any non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on the Effective Date and, other than with respect to Section 3.06, on the Closing Date:

SECTION 3.01. Organization and Qualification. The Borrower is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware, has full and adequate corporate power to carry on its business as now conducted, and (b) duly licensed or qualified and, to the extent relevant, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect.

SECTION 3.02. Subsidiaries. Each Significant Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has the requisite power to carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where such failure would not have a Material Adverse Effect. All the issued and outstanding Equity Interests in each Significant Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary, free of any Lien other than Permitted Encumbrances. The Significant Subsidiaries as of the Effective Date are listed on Schedule 3.02.

SECTION 3.03. Corporate Authority and Validity of Obligations. The Borrower has the requisite right and authority to consummate the Loan Transactions, to enter into this Agreement and each other Loan Document to which it is a party, to make the Borrowings herein provided for, to issue its notes in evidence thereof and to perform all of its obligations hereunder and under each other Loan Document to which it is a party; each of the Loan Transactions has been duly authorized by the Borrower and the execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate, company or partnership action by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms; and none of the Loan Transactions, this Agreement, the other Loan Documents and the performance or observance by the Borrower or any Subsidiary of any of the matters or things herein or therein provided for contravene any provision of applicable material law, any material court order, any charter or by-law provision of the Borrower or any material contract of the Borrower.

SECTION 3.04. Margin Stock. None of the Borrower or the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and none of the Borrower or Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

SECTION 3.05. Financial Reports. The consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Borrower and the Subsidiaries and accompanying notes thereto as at January 1, 2012, and for the year then ended, which financial statements are accompanied by the report of PriceWaterhouseCoopers LLP, heretofore furnished to the Administrative Agent, fairly present in all material respects the consolidated financial condition of the Borrower and the Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP.

SECTION 3.06. No Material Adverse Change. Since January 1, 2012, there has not occurred or become known any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Borrower, and its Subsidiaries taken as a whole; provided, that the representation and warranty contained in this Section 3.06 shall only be made on and as of the Effective Date.

SECTION 3.07. Litigation. There is no litigation or governmental proceeding pending, or to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to impair the validity or enforceability of, or materially impair the ability of the Borrower or any other Borrower to perform its obligations under, this Agreement or any other Loan Document or (b) that, except as disclosed on Schedule 3.07 or in the Borrower’s Form 10-Ks and 10-Qs filed with the SEC covering periods through January 1, 2012, would reasonably be expected to result in any Material Adverse Effect.

SECTION 3.08. Tax Returns. Except as set forth on Schedule 3.08, the Borrower has filed consolidated United States federal income tax returns for all taxable years ended on or before January 2, 2010, and such returns of the Borrower for the taxable year ended January 2, 2010, and all taxable years ended before such date have been examined and approved by the Internal Revenue Service, and any additional assessments for any such year have been paid or the applicable statute of limitations therefor has expired. There are no assessments pending for the consolidated United States federal income tax returns of the Borrower and the Subsidiaries of a material nature for any taxable year ended after January 2, 2010, nor to the knowledge of the Borrower is any such assessment threatened, other than those provided for by adequate reserves under GAAP.

SECTION 3.09. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, or any other Person, is necessary to the consummation of the Transactions or the valid execution, delivery or performance by the Borrower of this Agreement or any other Loan Document except for those obtained on or before the Effective Date or those the failure of which to obtain would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. The Borrower and each Subsidiary are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) to the extent applicable to them and have received no notice to the contrary from the Pension Benefit Guaranty Corporation or any successor thereto (“PBGC”). No condition exists or event or transaction has occurred under or relating to any Plan which could reasonably be expected to result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty. Except as disclosed on Schedule 3.10 or the most recent audited consolidated annual financial statements of the Borrower, neither the Borrower nor any Subsidiary has any material contingent liability for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

SECTION 3.11. Environmental Matters. Except as set forth on Schedule 3.11, or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Laws, (b) has become subject to any liability under any Environmental Laws, (c) has received notice of any claim with respect to any Environmental Laws or (d) knows of any basis for any liability under any Environmental Laws.

SECTION 3.12. Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for defects in title that could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by them does not infringe upon the rights of any other Person, except for any such defects in ownership or license rights or other infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.15. Disclosure. Neither the information contained in the Information Memorandum relating to the Borrower, when considered together with the information in the Borrower’s annual report on Form 10-K for the year ended January 1, 2011 and the Borrower’s other filings with the SEC since January 1, 2011, nor any of the other reports, financial statements, certificates or other information, in each case, relating to the Borrower, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information relating to the Borrower so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to information relating to the Snacks Business furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information relating to the Snacks Business so furnished), to the best of the Borrower’s knowledge, such information did not contain any untrue statement.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions on or prior to the Commitment Termination Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such officer’s certificates and documents as it may reasonably request regarding the Borrower’s organization, existence and good standing, including (A) the articles of incorporation and bylaws of the Borrower, (B) the resolutions of the Borrower authorizing the Transactions, (C) a list of officers of the Borrower authorized to act in connection with the Transactions, together with signature specimen and incumbency certification and (D) a good standing certificate with respect to the Borrower issued by the Secretary of State of the State of Delaware, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented at least 2 Business Days prior to the Effective Date (including, without limitation, legal fees and expenses), on or prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The obligation of each Lender to make any Loan hereunder is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions on or (unless otherwise specified) prior to the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) The Acquisition shall have been consummated (or will be consummated concurrently with the making of the Loans hereunder) in accordance with the Transaction Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to any interest of the Lenders) shall have been made or granted, as the case may be, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Arranger (it being understood that any change in the price (including any price decrease) or structure of the Acquisition will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Arranger).

(c) The Administrative Agent shall have received (i) unqualified audited financial statements of the Borrower for each of the three fiscal years ending more than 90 days prior to the Closing Date and (ii) unaudited financial statements for any quarterly interim period or periods of the Borrower ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Borrower as provided in the Statement on Auditing Standards No. 100.

(d) The Administrative Agent and the Lenders shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented at least 2 Business Days prior to the Closing Date (including, without limitation, legal fees and expenses), on or prior to the Closing Date.

(e) The Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Gary H. Pilnick, Senior Vice President, General Counsel, Corporate Development and Secretary of the Borrower and (ii) Wachtell, Lipton, Rosen & Katz, counsel for the Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Lenders shall have received (to the extent requested by any of the Lenders), all documentation and other information required to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, provided that such information requests are provided to the Borrower by the Administrative Agent not less than 10 days prior to the Closing Date.

(g) The Target Representations and the Specified Representations shall be true and correct on and as of the Closing Date and there shall exist no Default or Event of Default (other than with respect to the breach of any representation or warranty which is not a Target Representation or a Specified Representation) at the time of or after giving effect to making of the Loans on the Closing Date.

(h) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(i) The Lenders shall have received a certificate from the Chief Financial Officer of the Borrower demonstrating the solvency (on a consolidated basis, pro forma for the Transactions) of the Borrower and the Subsidiaries as of the Closing Date, substantially in the form of Exhibit C.

(j) The Administrative Agent shall have received a certification by the President, a Vice President or a Financial Officer of the Borrower that the conditions set forth in this Section 4.02 have been satisfied or waived in accordance with Section 10.02.

(k) Since September 30, 2011, there shall not have been any Target Material Adverse Effect.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 11:59 p.m., New York City time, on December 31, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.03. Determinations under Sections 4.01 and 4.02. For the purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 5.01. Corporate Existence. The Borrower shall, and shall cause each Significant Subsidiary to, preserve and maintain its corporate existence, subject to the provisions of Section 6.04.

SECTION 5.02. Maintenance. The Borrower will maintain, preserve and keep its property necessary to the proper conduct of its business in reasonably good repair, working order and condition (ordinary wear and tear and damage by casualty excepted) and will from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that in the judgment of the Borrower at all times such property shall be reasonably preserved and maintained, and will cause each Significant Subsidiary so to do for property owned or used by it, except where the failure of which to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 5.02 shall prevent the Borrower or a Significant Subsidiary from discontinuing the operation or maintenance of any such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of the Subsidiary and in the reasonable opinion of the Borrower is not disadvantageous in any material respect to the Lenders.

SECTION 5.03. Taxes. The Borrower will duly pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against the Borrower or such Subsidiary or against their respective property, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that (a) the same is being contested in good faith and by appropriate proceedings and adequate reserves under GAAP are provided therefor or (b) the same could not reasonably be expected to give rise to a Lien that would not be permitted under Section 6.02(d).

SECTION 5.04. Insurance. The Borrower will insure, and keep insured, and will cause each Subsidiary to insure, and keep insured, with reputable insurance companies, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each Subsidiary to insure, employers’ and public and product liability risks with reputable insurance companies. The Borrower will upon request of the Administrative Agent furnish to the Administrative Agent, for distribution to each Lender, a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 5.04.

SECTION 5.05. Financial Reports and Other Information. The Borrower will, and will cause each Subsidiary to, maintain a standard system of accounting substantially in accordance with GAAP and will furnish to the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and the Subsidiaries as they may reasonably request; and without any request will furnish to the Administrative Agent, which will make available by means of electronic posting to each Lender:

(a) within 60 days after the end of each of the first three quarterly fiscal periods of the Borrower, a copy of the Borrower’s Form 10-Q Report filed with the SEC;

(b) within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Form 10-K Report filed with the SEC, including a copy of the annual report of the Borrower and the Subsidiaries for such year with accompanying financial statements, prepared by the Borrower and certified by independent public accountants of recognized standing, in accordance with GAAP;

(c) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC, or with any national securities exchange;

(d) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(e) (i) promptly after the Borrower has knowledge thereof, notice (including a description in reasonable detail) of the occurrence of any Default or Event of Default, and (ii) within five Business Days after the Borrower has knowledge thereof, notice of any change to any rating of the Index Debt by S&P or Moody’s.

In addition, in the event that Subsidiaries not constituting Significant Subsidiaries shall at any time (as a result of any acquisition or disposition of any Person or line of business involving any party other than the Borrower and the Subsidiaries or any reorganization of the Borrower or any Subsidiaries) represent more than 10% of Consolidated Total Assets or Consolidated Net Sales as of such date or for such period, the Borrower will promptly designate additional Significant Subsidiaries by written notice to the Administrative Agent until such excess has been eliminated.

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 5.05 shall be accompanied by a compliance certificate in substantially the form of Exhibit D signed by a Financial Officer of the Borrower. Each financial statement furnished to the Lenders pursuant to subsection (b) of this Section 5.05 shall also be accompanied by a certificate signed by a Financial Officer of the Borrower confirming compliance with the requirements set forth in the definition of “Significant Subsidiary” and in the last sentence of the immediately preceding paragraph, attaching a revised form of Schedule 3.02 showing all additions to and removals from the Significant Subsidiaries since the date of the most recently delivered form of Schedule 3.02 (or confirming that there have been no changes from such most recently delivered form of Schedule 3.02). If the Borrower is no longer required to file Form 10-Q and 10-K Reports with the SEC, the Borrower will nevertheless furnish to the Lenders at the time herein above set forth all the financial and other information that would have comprised such filings.

Information required to be delivered pursuant to this Section may be delivered by electronic communication (including e-mail) pursuant to procedures approved by the Administrative Agent. If the Borrower elects to post information required to be delivered pursuant to this Section on the Internet, such information shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent or the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.kelloggs.com or at the appropriate Borrower designated website at http://www.sec.gov or http://intralinks.com. If the Borrower provides any such notice to the Administrative Agent, the Administrative Agent shall promptly notify the Lenders.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which in all material respects full, true and correct entries are made of all dealings and transactions in relation to its business and activities consistent with good business practices in the judgment of the Borrower. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its independent accountants (upon reasonable notice to the Borrower and with its officers permitted to be present at such times) and its officers, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist at any time:

(a) any Indebtedness of the Borrower secured by any Lien encumbering any asset of the Borrower or any Subsidiary (other than Indebtedness of the Borrower set forth on Schedule 6.01);

(b) any Indebtedness of any Subsidiary (other than (i) Indebtedness under the Existing Credit Agreement to the extent not exceeding $2,000,000,000 in aggregate principal amount, (ii) Indebtedness of any Subsidiary set forth on Schedule 6.01, (iii) Indebtedness to the Borrower or any other Wholly Owned Subsidiary, (iv) Indebtedness of any Person that becomes a Subsidiary after the Effective Date that existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and refinancings thereof and (v) Indebtedness of one or more Subsidiaries incurred to pay the consideration payable in respect of one or more acquisitions by (A) such Subsidiary or Subsidiaries (as applicable) and (B) to the extent permitted under the Existing Credit Agreement, the Borrower or any Subsidiary, in each case, of all the Equity Interests or all or substantially all the assets of any other Person or assets comprising a division or other business unit of any other Person and refinancings thereof); or

(c) any Capital Lease Obligation;

if such creation, incurrence, assumption or existence would result in the sum, without duplication, of (i) the aggregate principal amount of Indebtedness outstanding under clauses (a), (b) and (c) above, (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(d), (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) exceeding 15% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Borrower and the Subsidiaries are available.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances and Liens solely for the benefit of the Borrower or any Wholly Owned Subsidiary;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(d) Liens not expressly permitted by clauses (a) through (c) above and Securitizations; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness outstanding under Sections 6.01(a), (b) and (c), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (d), (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) shall not exceed 15% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Borrower and the Subsidiaries are available.

SECTION 6.03. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale-Leaseback Transaction except:

(a) Sale-Leaseback Transactions existing on the Effective Date and set forth on Schedule 6.03; and

(b) other Sale-Leaseback Transactions; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness outstanding under Sections 6.01(a), (b) and (c), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(d), (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the aggregate outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b) does not at any time exceed 15% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Borrower and the Subsidiaries are available.

SECTION 6.04. Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired and whether directly or through any merger or consolidation of, or any sale, transfer, lease or other disposition of Equity Interests in, or the assets of, any Subsidiary), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of this Agreement and businesses reasonably related, ancillary or similar thereto or supportive thereof (it being acknowledged and agreed by the Administrative Agent and each Lender that the Snacks Business is reasonably related, ancillary and similar to the businesses conducted by the Borrower and the Subsidiaries on the date of this Agreement).

SECTION 6.05. Use of Proceeds. The proceeds of the Loans will be used to fund, in part, the Acquisition and to pay Transaction Costs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Borrower and the Subsidiaries that are subject to any arrangement hereunder whereby the Borrower’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted will be Margin Stock.

SECTION 6.06. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending after the Effective Date, to be less than 4.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) (i) default in the payment when due of any principal of any Loan when and as the same shall become due and payable, whether on the date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) default for a period of five days in the payment when due of interest or fees on any Loan, or (iii) default for a period of 10 days in the payment when due of any other sum required to be paid pursuant to this Agreement;

(b) default by the Borrower in the observance or performance of any of the covenants set forth in Sections 5.01 (with respect to the Borrower’s existence) or 5.05(e) or in Article VI (other than any default by the Borrower in the observance or performance of any such covenants during the period on and after the Effective Date to, but excluding, the Closing Date);

(c) default by the Borrower in the observance or performance of any other provision hereof not mentioned in (a) or (b) above, which is not remedied within 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender (other than any default by the Borrower in the observance or performance of any such provision during the period on and after the Effective Date to, but excluding, the Closing Date);

(d) any representation or warranty made (or deemed made) herein by the Borrower (other than those representations or warranties contained in Sections 3.01 through 3.05 and 3.07 through 3.15 made herein by the Borrower on the Effective Date), or in any statement or certificate furnished by the Borrower pursuant hereto or in connection with any Loan, proves untrue in any material respect as of the date of the issuance or making (or deemed making) thereof;

(e) default in the payment when due, after any applicable grace period, of any Indebtedness or any amount due under any Hedging Agreement the US Dollar Equivalent of the aggregate principal amount of which exceeds $50,000,000 (the “Aggregate Amount”) issued, assumed or guaranteed by the Borrower or any Subsidiary (other than Indebtedness owing by any Subsidiary to the Borrower or to another Subsidiary); or default or other event under any indenture, agreement or other instrument under which any such Indebtedness is outstanding or under any such Hedging Agreement, and such default or event shall result in the acceleration of the maturity or the required redemption or repurchase of Indebtedness, or the early termination of and a required payment under such Hedging Agreement, exceeding in the aggregate such Aggregate Amount;

(f) any “reportable event” (as defined in ERISA or the regulations thereunder) which constitutes grounds for the termination of any Plan by the PBGC, or for the appointment by an appropriate court of a trustee to administer or liquidate any Plan, or could reasonably be expected to result in a Material Adverse Effect, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or any Plan shall be terminated by the PBGC; or a trustee shall be appointed to administer any Plan; or the PBGC shall institute proceedings to administer or terminate any Plan; and in the case of any such event the aggregate amount of unfunded liabilities under any affected Plan shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one Plan) $50,000,000; or the Borrower or any Subsidiary or any member of the Controlled Group of any of them shall withdraw (completely or partially) from any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the aggregate amount of the liability of the Borrower and the Subsidiaries to such plan under Title IV of ERISA shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such plan) $50,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) not earlier than the date on which the Acquisition is or is to be consummated, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, Barclays is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted in bad faith, with gross negligence or with willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right (in consultation with, and (unless an Event of Default has occurred and is continuing pursuant to Article VII) with the consent of, the Borrower, which shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with, and (unless an Event of Default has occurred and is continuing pursuant to Article VII), with the consent of the Company, which shall not unreasonably withhold such consent and which shall, if the retiring Administrative Agent shall so request, designate and approve a successor Administrative Agent) on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the institutions named as Syndication Agent, Documentation Agent or Sole Lead Arranger and Sole Bookrunner on the cover page of this Agreement shall, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and each of the Administrative Agent’s Related Parties (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of the Borrower to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each of the Administrative Agent’s Related Parties against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any of the Administrative Agent’s Related Parties of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Administrative Agent’s Related Parties own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Borrower,

Kellogg Company

One Kellogg Square, P.O. Box 3599

Battle Creek, MI 49016-3599

Attn: Treasurer / General Counsel

Facsimile: 269-961-3494 / 269-345-1217

Email: joel.vanderkooi@kellogg.com / gary.pilnick@kellogg.com

(b)	if to the Administrative Agent,

Notices (other than Requests for Loans):

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY 10019

Attn: Kellogg Portfolio Manager: Ronnie Glenn

Tel: 212-526-3987

Facsimile: 212-526-5115

Email: ronnie.glenn@barcap.com

Payments and Requests for Loans:

Barclays Bank PLC

Loan Operations

1301 Avenue of the Americas

New York, NY 10019

Attn: Agency Services—Kellogg: Maria Sherry

Tel: 212-320-6209

Facsimile: 917-522-0569

Email: xrausloanops5@barclayscapital.com

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or change or modify the expiration date or termination provision with respect to any Commitment, including amending or otherwise modifying the definition of “Commitment Termination Date”, without the written consent of each Lender affected thereby, (iv) waive or change Section 2.18(b) or (c) or any other provision providing for the pro rata sharing of payments among the Lenders in a manner that would alter the pro rata sharing of payments required thereby, (v) waive or change Section 2.09(e) in a manner that would alter the pro rata reduction of the Commitments required thereby, without the written consent of each Lender affected thereby or (vi) waive or change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers (requested by or for the benefit of the Borrower) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger and each other agent or co-agent (if any) designated by the Arranger or the Administrative Agent with respect to the credit facility hereunder, each Lender, and each Related Party of any of the foregoing Persons involved directly or indirectly in the Transactions (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted (or threatened) against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, including the arrangement and syndication of the credit facility provided for herein, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and whether brought by a third party or by the Borrower or any Affiliate of the Borrower, it being understood that nothing herein shall relieve any Lender of liability for a breach of its agreements contained herein) (items (i) – (iv), collectively, the “Indemnified Liabilities”); provided (x) the Borrower’s obligation to reimburse legal expenses shall be limited to the fees, charges and disbursements of one counsel to such Indemnified Persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one local counsel in any relevant jurisdiction) to the affected Indemnified Persons incurred in connection with this Agreement, the Transactions and any related documentation (including the Loan Documents) or the administration, amendment, modification or waiver thereof, (y) that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) do not result in actual out-of-pocket loss or expense by such Indemnitee or (B) result from the willful misconduct or gross negligence of such Indemnitee or the material breach in bad faith by such Indemnitee of its agreements set forth in the Loan Documents (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) and (z) each Indemnified Person will repay to the Borrower any such reimbursement to the extent that it is determined that such Indemnified Person is not entitled to indemnification by virtue of clause (y). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems in connection with the Transactions.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor setting forth the amount and the nature of the expense or claim, as applicable.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) After the funding of the Loans hereunder on the Closing Date and at any time after the Closing Date (or at any time after the Effective Date, in the case of an assignment to any Affiliate of any Lender or during the continuance of an Event of Default), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) each of the Administrative Agent and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans, the amount of the Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived in the sole discretion of the Administrative Agent), (v) the assignee shall not be the Borrower or an Affiliate of the Borrower and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that (A) any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under Article VII has occurred and is continuing and (B) the Borrower shall be deemed to have consented to any assignment for which its consent is required under this paragraph unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the offices of the Administrative Agent and with respect to any entry relating to such Lender’s Commitments, Loans, and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in the Loan Documents, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans, as the case may be, shall be transferable only in accordance with the terms hereof. This Section 10.04(c) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) After the funding of the Loans hereunder on the Closing Date and at any time after the Closing Date (or at any time after the Effective Date, in the case of the sale of a participation to any Affiliate of any Lender or during the continuance of an Event of Default), any Lender may, upon notice to the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to such Participant’s compliance with Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to Section 2.01, as the case may be; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC shall be deemed to utilize the applicable Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Borrower and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to the Borrower, except with its consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signature of each of the other parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower (other than payroll accounts and trust accounts) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. (a) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or Lender, as applicable, agrees to the extent permitted under applicable law to inform the Borrower promptly in advance of such disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty to any swap or derivative transaction relating to the Borrower and its obligations, or any advisor of any such counterparty, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source, other than the Borrower, which the Administrative Agent or Lender, as applicable, reasonably believes has no confidentiality or fiduciary obligation to the Borrower with respect to such Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a prudent Person engaged in the same business or following customary procedures for such business would accord to its own confidential information.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and the Subsidiaries or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and the Subsidiaries or the Borrower’s securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws, and such credit contact shall be bound by such Lender’s confidentiality obligations hereunder.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. [Reserved]

SECTION 10.15. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with its requirements.

SECTION 10.16. No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Borrower, its subsidiaries and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transaction or communications.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KELLOGG COMPANY,
as Borrower

by	/s/ Joel Vanderkooi
Name: Joel Vanderkooi
Title: Vice President – Treasurer

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

BARCLAYS BANK PLC,
individually and as Administrative Agent,

by	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

JPMorgan Chase Bank, N.A.,
as Lender

by	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch,
as Lender

by	/s/ Anne Greven
Name: Anne Greven
Title: Managing Director

by	/s/ Andrew Sherman
Name: Andrew Sherman
Title: Managing Director

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

Wells Fargo Bank, N.A.,
as Lender

by	/s/ Daniel R. Van Aken
Name: Daniel R. Van Aken
Title: Director

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

Citibank, N.A.,
as Lender

by	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

Deutsche Bank AG Cayman Islands Branch,
as Lender

by	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Director

by	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

HSBC Bank USA, National Association,
as Lender

by	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Vice President

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as Lender

by	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]

US Bank, National Association,
as Lender

by	/s/ Harry J. Brown
Name: Harry J. Brown
Title: Vice-President

[Signature Page to Kellogg Company 364-Day Bridge Term Loan Agreement]